EXHIBIT 10.6
JUNIPER NETWORKS, INC.
SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made and entered into by and between Bikash Koley (the “Employee”) and Juniper Networks, Inc., a Delaware corporation (the “Company”), effective on the last date signed below.

RECITALS

The Compensation Committee of the Board of Directors of the Company believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.

Certain capitalized terms used in this Agreement are defined below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2021 (the “End Date”) and (ii) if Employee is terminated involuntarily by the Company prior to the End Date or if Employee resigns for Good Reason (as defined below) prior to the End Date, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3.    Severance Benefits.
(a)    In the event the Employee is terminated involuntarily by Company without Cause, as defined below, or the Employee resigns his employment for Good Reason, as defined below, and provided the Employee executes and does not revoke a full mutual release of claims with the Company (in a form reasonably satisfactory to the Company) (the “Release”), the Employee will be entitled to receive (X) the severance benefits set out in subsections (i) and (ii) and (Y) if Employee’s date of termination with the Company is on or prior to the second (2nd) anniversary of the vesting commencement date of the RSU Award (as defined below), the severance benefits set out in subsection (iii). For the avoidance of doubt, if Employee is terminated or resigns, in each case for any reason or no reason, after the second (2nd) anniversary of the vesting commencement date of the RSU Award, the Employee shall not be entitled to receive any benefits set out in subsection (iii). For purposes of this Agreement, “Cause” is defined as: (A) willfully engaging in gross misconduct that is demonstrably injurious to Company; (B) willful act or acts of dishonesty or malfeasance undertaken by the individual; (C) conviction of or a plea of nolo contendere to a felony; or (D) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (D) above will constitute “Cause” only if such failure continues after the Company’s CEO, COO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same. In addition, for purposes of this Agreement, “Good Reason” means Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee’s express written consent (including via e-mail), of one or more of the following:

(1)    a material reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; or

(2)    a material reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or

(3)    the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee’s then present location.

Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice, and then resigning within sixty (60) days after the expiration of such cure period.

(i)    A cash payment in a lump sum (less any withholding taxes) equal to 12 months of base salary (as in effect immediately prior to the termination).

(ii)    In lieu of continuation of benefits, Employee shall receive $18,000 (whether or not Employee elects COBRA).

(iii) Acceleration of vesting of any remaining portion of the Employee’s restricted stock unit (“RSU”) award for 300,000 RSUs contemplated by the offer letter, dated June 23, 2017 (the “Offer Letter”), between the Company and Employee (the “RSU Award”) that has not vested on or prior to the date of termination of employment.

For the avoidance of doubt, the Employee’s hiring bonus (as described in the Offer Letter) will not be subject to repayment if the Employee is terminated involuntarily by Company without Cause or the Employee resigns his employment for Good Reason, or upon termination due to death or disability.

(b)    Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee’s termination of employment.

(c)    Timing of Severance Payments. Any cash severance payment and settlement of RSUs to which Employee is entitled pursuant to Section 3(a) shall be paid or settled, as applicable, by the Company to Employee in a single lump sum in cash or shares of the Company’s common stock with respect to RSUs, in each case, on the fifty-third (53rd) day after Employee’s termination of employment; provided, however, that if the Release does not become effective in accordance with Section 3(b), the RSUs with respect to which vesting accelerated in accordance with Section 3(a)(iii) shall be forfeited back to the Company.

(d)    Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.

(e)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on or within ten days following the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv)   The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
4.    Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect subsidiary or entity that is majority owned by Juniper Networks, Inc.

(b)    The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.    Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Corporate Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

6.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied, including any previously executed severance agreements) of the parties with respect to the subject matter hereof.

(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY		JUNIPER NETWORK, INC.

	By:	/s/ Brian Martin
	Name:	Brian Martin
	Title:	Senior Vice President, General Counsel
	Date:	September 5, 2017

EMPLOYEE	Name:	/s/ Bikash Koley
	Date:	September 5, 2017